Exhibit 99.1

News Release
Contacts: Dana Ripley Media (612) 303-3167	Sean O’ Connor Investors/Analysts (612) 303-0778

U.S. BANCORP REPORTS FIRST QUARTER 2015 EARNINGS

➢	Year-over-year increase in earnings per diluted common share of 4.1 percent

➢	Return on average assets of 1.44 percent and return on average common equity of 14.1 percent

➢	Returned 70 percent of first quarter earnings to shareholders

MINNEAPOLIS, April 15, 2015 — U.S. Bancorp (NYSE: USB) today reported net income of $1,431 million for the first quarter of 2015, or $0.76 per diluted common share, compared with $1,397 million, or $0.73 per diluted common share, in the first quarter of 2014.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp, once again, delivered industry-leading performance measures in the first quarter. We achieved net income of $1.43 billion, or $0.76 per diluted common share, return on average assets (ROA) of 1.44 percent, return on average common equity (ROE) of 14.1 percent, and an efficiency ratio of 54.3 percent. The first quarter results reflect normal seasonal effects, such as the expected reduction of post-holiday spending. We believe the diversification of our business mix has served us well through the prolonged low interest rate environment and slow economic recovery, and we are well positioned for stronger growth when the economy gains momentum and interest rates rise.”

Davis continued, “In the first quarter, we returned 70 percent of our earnings to shareholders through dividends and share buybacks, demonstrating our continued commitment to value creation for our shareholders. We were also pleased to receive the Federal Reserve’s non-objection to our capital distribution plan, which will allow us to increase our annual dividend by 4.1 percent in the second quarter. Because of our diverse business profile, wide-ranging customer base, and balanced revenue generation between margin and fee businesses, we are able to withstand challenging revenue environments. For example, average total loans grew 5.1 percent in the first quarter compared to a year ago, fueled by the strength of our Wholesale Banking franchise. Average total commercial loans grew 15.1 percent demonstrating the versatility of our earnings platform. In addition, average total deposits rose 8.1 percent, which emphasizes the overall strength and stability of both our Retail and Wholesale Banking franchises. As we look toward our financial performance in the quarters ahead, we will continue to stay focused on the best revenue growth opportunities, while prudently controlling expenses.”

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

“One of U.S. Bancorp’s highlights from the first quarter was being named as one of the World’s Most Ethical Companies® by the Ethisphere Institute. This designation recognizes the deep commitment our 67,000 employees have toward serving our customers, helping them build financially secure futures, and always doing the right thing. A commitment to ethical leadership is one of the cornerstones of the U.S. Bancorp culture and core values. We are proud to be bankers and to have the privilege to be a trusted partner for our shareholders, customers, and communities as we move toward our vision for the future.”

Highlights for the first quarter of 2015 included:

➢	Growth in average total loans of 5.1 percent over the first quarter of 2014

¡	Growth in average total loans of 0.6 percent on a linked quarter basis (0.8 percent excluding the impact of a reclassification of certain municipal loans to securities at the end of the fourth quarter 2014)

¡	Growth in average total commercial loans of 15.1 percent over the first quarter of 2014 and 2.4 percent over the fourth quarter of 2014

¡	Growth in average commercial and commercial real estate revolving commitments of 11.7 percent year-over-year and 1.9 percent over the prior quarter

➢	Strong new lending activity of $48.8 billion during the first quarter, including:

¡	$29.0 billion of new and renewed commercial and commercial real estate commitments

¡	$2.8 billion of lines related to new credit card accounts

¡	$17.0 billion of mortgage and other retail loan originations

➢	Growth in average total deposits of 8.1 percent over the first quarter of 2014 (6.4 percent excluding the Charter One franchise acquisition in late June 2014) and 1.1 percent on a linked quarter basis, the strongest first quarter deposit growth in the past three years

¡	Average low cost deposits, including noninterest-bearing and total savings deposits, grew by 11.4 percent year-over-year and 1.7 percent on a linked quarter basis

➢	Net interest income growth over the first quarter of 2014 driven by average earning assets growth of 10.6 percent and continued strong growth in lower cost core deposit funding. Linked quarter net interest income decreased 1.7 percent principally due to fewer days in the quarter.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

➢	Declines in net charge-offs of 9.4 percent on a linked quarter basis and 18.2 percent on a year-over-year basis. Provision for credit losses was $15 million less than net charge-offs in the current quarter

¡	Allowance for credit losses to period-end loans was 1.77 percent at March 31, 2015

¡	Annualized net charge-offs to average total loans ratio decreased to 0.46 percent

➢	Decreases in nonperforming assets of 15.2 percent on a year-over-year basis and 6.2 percent on a linked quarter basis

➢	Capital generation continued to reinforce capital position and returns. Ratios at March 31, 2015, were:

¡	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach of 9.2 percent and for the Basel III fully implemented advanced approaches of 11.8 percent

¡	Basel III transitional standardized approach:

¡	Common equity tier 1 capital ratio of 9.6 percent

¡	Tier 1 capital ratio of 11.1 percent

¡	Total risk-based capital ratio of 13.3 percent

➢	Returned 70 percent of first quarter earnings to shareholders through dividends and the buyback of 12 million common shares

➢	Early compliance with fully implemented U.S. Liquidity Coverage Ratio (“LCR”) based on the Company’s interpretation of the final U.S. LCR rule

➢	Supplementary Leverage Ratio (“SLR”) exceeds the applicable minimum requirement

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

Net income attributable to U.S. Bancorp was $1,431 million for the first quarter of 2015, 2.4 percent higher than the $1,397 million for the first quarter of 2014, and 3.8 percent lower than the $1,488 million for the fourth quarter of 2014. Diluted earnings per common share of $0.76 in the first quarter of 2015 were $0.03 higher than the first quarter of 2014 and $0.03 lower than the previous quarter. Return on average assets and return on average common equity were 1.44 percent and 14.1 percent, respectively, for the first quarter of 2015, compared with 1.56 percent and 14.6 percent, respectively, for the first quarter of 2014. The provision for credit losses was lower than net charge-offs by $15 million in the first quarter of 2015, $20 million lower than net charge-offs in the fourth quarter of 2014, and $35 million lower than net charge-offs in the first quarter of 2014.

EARNINGS SUMMARY					Table 1
($ in millions, except per-share data)	1Q 2015	4Q 2014	1Q 2014	Percent Change 1Q15 vs 4Q14	Percent Change 1Q15 vs 1Q14

Net income attributable to U.S. Bancorp	$1,431	$1,488	$1,397	(3.8)	2.4
Diluted earnings per common share	$.76	$.79	$.73	(3.8)	4.1

Return on average assets (%)	1.44	1.50	1.56
Return on average common equity (%)	14.1	14.4	14.6
Net interest margin (%)	3.08	3.14	3.35
Efficiency ratio (%) (a)	54.3	54.3	52.9
Tangible efficiency ratio (%) (a)	53.4	53.3	51.9

Dividends declared per common share	$.245	$.245	$.230	—	6.5
Book value per common share (period end)	$22.20	$21.68	$20.48	2.4	8.4

(a)    Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses), and for tangible efficiency ratio, intangible amortization.

Net income attributable to U.S. Bancorp for the first quarter of 2015 was $34 million (2.4 percent) higher than the first quarter of 2014, and $57 million (3.8 percent) lower than the fourth quarter of 2014. The increase in net income year-over-year was principally due to increases in net interest income and fee-based revenue, and a decline in the provision for credit losses, partially offset by an increase in noninterest expense. The decrease in net income on a linked quarter basis was due to lower net interest income, primarily the result of two fewer days in the quarter, and seasonally lower fee-based revenue, partially offset by decrease in noninterest expense.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

Total net revenue on a taxable-equivalent basis for the first quarter of 2015 was $4,906 million, which was $92 million (1.9 percent) higher than the first quarter of 2014, reflecting a 2.2 percent increase in noninterest income and a 1.7 percent increase in net interest income. The increase in net interest income year-over-year was the result of an increase in average earning assets and continued growth in lower cost core deposit funding, partially offset by an approximately $50 million decrease related to the previously communicated wind down of the short-term, small-dollar deposit advance product, Checking Account Advance (“CAA”), lower reinvestment rates on investment securities, and lower rates on new loans and a change in loan portfolio mix. Noninterest income increased year-over-year due to higher revenue in most fee businesses and higher equity investment gains in other income. Total net revenue on a taxable-equivalent basis was $263 million (5.1 percent) lower on a linked quarter basis due to a 1.7 percent decrease in net interest income, mainly the result of two fewer days in the quarter, and a 9.1 percent decrease in noninterest income, due to seasonally lower revenue in most fee businesses and the fourth quarter 2014 Nuveen gain.

Total noninterest expense in the first quarter of 2015 was $2,665 million, which was $121 million (4.8 percent) higher than the first quarter of 2014 and $139 million (5.0 percent) lower than the fourth quarter of 2014. The increase in total noninterest expense year-over-year was primarily due to an increase in compensation expense, reflecting the impact of merit increases, acquisitions, and higher staffing for risk and compliance activities and increased benefits expense due to higher pension costs, along with higher other expense primarily related to mortgage servicing-related activities. The decrease in total noninterest expense on a linked quarter basis was due to seasonally lower costs related to investments in tax-advantaged projects and professional services, as well as lower marketing and business development and other expense due to the impact of the fourth quarter 2014 notable items, comprised of charitable contributions and legal accruals, partially offset by higher compensation expense and benefits expense related to higher pension costs and seasonally higher payroll taxes.

The Company’s provision for credit losses for the first quarter of 2015 was $264 million, $24 million (8.3 percent) lower than the prior quarter and $42 million (13.7 percent) lower than the first quarter of 2014. The provision for credit losses was lower than net charge-offs by $15 million in the first quarter of 2015, $20 million lower than net charge-offs in the fourth quarter of 2014, and $35 million lower than net charge-offs in the first quarter of 2014. Net charge-offs in the first quarter of 2015 were $279 million, compared with $308 million in the fourth quarter of 2014, and $341 million in the first quarter of 2014. Given current economic conditions, the Company expects the level of net charge-offs to increase modestly in the second quarter of 2015.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

Nonperforming assets were $1,696 million at March 31, 2015, compared with $1,808 million at December 31, 2014, and $1,999 million at March 31, 2014. The decrease in nonperforming assets compared with a year ago was driven primarily by reductions in the commercial, commercial mortgage and construction and development portfolios, as well as improvement in credit card loans. The Company expects total nonperforming assets to remain relatively stable in the second quarter of 2015. The ratio of the allowance for credit losses to period-end loans was 1.77 percent at March 31, 2015, and at December 31, 2014, compared with 1.89 percent at March 31, 2014.

INCOME STATEMENT HIGHLIGHTS					Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)	1Q 2015	4Q 2014	1Q 2014	Percent Change 1Q15 vs 4Q14	Percent Change 1Q15 vs 1Q14

Net interest income	$2,752	$2,799	$2,706	(1.7)	1.7
Noninterest income	2,154	2,370	2,108	(9.1)	2.2

Total net revenue	4,906	5,169	4,814	(5.1)	1.9
Noninterest expense	2,665	2,804	2,544	(5.0)	4.8

Income before provision and taxes	2,241	2,365	2,270	(5.2)	(1.3)
Provision for credit losses	264	288	306	(8.3)	(13.7)

Income before taxes	1,977	2,077	1,964	(4.8)	.7
Taxable-equivalent adjustment	54	55	56	(1.8)	(3.6)
Applicable income taxes	479	521	496	(8.1)	(3.4)

Net income	1,444	1,501	1,412	(3.8)	2.3
Net (income) loss attributable to noncontrolling interests	(13)	(13)	(15)	—	13.3

Net income attributable to U.S. Bancorp	$1,431	$1,488	$1,397	(3.8)	2.4

Net income applicable to U.S. Bancorp common shareholders	$1,365	$1,420	$1,331	(3.9)	2.6

Diluted earnings per common share	$.76	$.79	$.73	(3.8)	4.1

Net Interest Income

Net interest income on a taxable-equivalent basis in the first quarter of 2015 was $2,752 million, an increase of $46 million (1.7 percent) over the first quarter of 2014. The increase was the result of growth in average earning assets and in lower cost core deposit funding, partially offset by lower rates on new loans and securities and the CAA product wind down. Average earning assets were $34.6 billion (10.6 percent) higher than the first quarter of 2014, driven by increases of $18.5 billion (22.5 percent) in average investment securities and $12.1 billion (5.1 percent) in average total loans. Net interest income decreased $47 million (1.7 percent) on a linked quarter basis, primarily the result of two fewer days in the quarter and

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

lower net interest margin. The net interest margin in the first quarter of 2015 was 3.08 percent, compared with 3.35 percent in the first quarter of 2014, and 3.14 percent in the fourth quarter of 2014. The decline in the net interest margin on a year-over-year basis primarily reflected growth in the investment portfolio at lower average rates, as well as lower reinvestment rates on investment securities, lower loan fees due to the CAA product wind down, lower rates on new loans and a change in loan portfolio mix, partially offset by lower funding costs. On a linked quarter basis, the reduction in net interest margin was principally due to growth in lower rate investment securities and lower reinvestment rates, lower interest recoveries, lower rates on new loans and a change in loan portfolio mix, along with the impact of higher cash balances at the Federal Reserve as a result of continued deposit growth.

Average investment securities in the first quarter of 2015 were $18.5 billion (22.5 percent) higher year-over-year and $2.5 billion (2.6 percent) higher than the prior quarter. The increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities, to support liquidity coverage ratio regulatory requirements.

NET INTEREST INCOME					Table 3
(Taxable-equivalent basis; $ in millions)	1Q 2015	4Q 2014	1Q 2014	Change 1Q15 vs 4Q14	Change 1Q15 vs 1Q14

Components of net interest income
Income on earning assets	$3,116	$3,158	$3,078	$(42)	$38
Expense on interest-bearing liabilities	364	359	372	5	(8)

Net interest income	$2,752	$2,799	$2,706	$(47)	$46

Average yields and rates paid
Earning assets yield	3.49%	3.54%	3.81%	(.05)%	(.32)%
Rate paid on interest-bearing liabilities	.55	.55	.63	—	(.08)

Gross interest margin	2.94%	2.99%	3.18%	(.05)%	(.24)%

Net interest margin	3.08%	3.14%	3.35%	(.06)%	(.27)%

Average balances
Investment securities (a)	$100,712	$98,164	$82,216	$2,548	$18,496
Loans	247,950	246,421	235,859	1,529	12,091
Earning assets	360,841	354,961	326,226	5,880	34,615
Interest-bearing liabilities	267,882	259,938	238,276	7,944	29,606

(a) Excludes unrealized gain (loss)

Average total loans were $12.1 billion (5.1 percent) higher in the first quarter of 2015 than the first quarter of 2014, driven by growth in total commercial loans (15.1 percent), total commercial real estate (6.5

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

percent), total other retail loans (3.5 percent), and credit card (2.4 percent). These increases were partially offset by declines in covered loans (37.5 percent) and residential mortgages (0.3 percent). Average total loans, excluding covered loans, were higher by 6.7 percent year-over-year. Average total loans were $1.5 billion (0.6 percent) higher in the first quarter of 2015 than the fourth quarter of 2014, driven by growth in total commercial real estate (4.2 percent), total commercial loans (2.4 percent), and total other retail loans (0.4 percent). These increases were partially offset by declines in covered loans (24.2 percent), residential mortgages (0.9 percent), and credit card (0.9 percent). Average total loans, excluding covered loans, were higher by 1.3 percent on a linked quarter basis. At the end of the first quarter, approximately $3 billion of student loans were transferred from the loan portfolio to loans held for sale.

AVERAGE LOANS					Table 4
($ in millions)	1Q 2015	4Q 2014	1Q 2014	Percent Change 1Q15 vs 4Q14	Percent Change 1Q15 vs 1Q14

Commercial	$76,183	$74,333	$65,645	2.5	16.1
Lease financing	5,325	5,292	5,189	.6	2.6

Total commercial	81,508	79,625	70,834	2.4	15.1

Commercial mortgages	33,119	31,783	32,049	4.2	3.3
Construction and development	9,552	9,183	8,001	4.0	19.4

Total commercial real estate	42,671	40,966	40,050	4.2	6.5

Residential mortgages	51,426	51,872	51,584	(.9)	(.3)

Credit card	17,823	17,990	17,407	(.9)	2.4

Retail leasing	5,819	5,939	5,979	(2.0)	(2.7)
Home equity and second mortgages	15,897	15,853	15,366	.3	3.5
Other	27,604	27,317	26,312	1.1	4.9

Total other retail	49,320	49,109	47,657	.4	3.5

Total loans, excluding covered loans	242,748	239,562	227,532	1.3	6.7

Covered loans	5,202	6,859	8,327	(24.2)	(37.5)

Total loans	$247,950	$246,421	$235,859	.6	5.1

Average total deposits for the first quarter of 2015 were $21.0 billion (8.1 percent) higher than the first quarter of 2014. Average noninterest-bearing deposits increased $3.7 billion (5.2 percent) year-over-year, mainly in Consumer and Small Business Banking, as well as Wholesale Banking and Commercial Real Estate, partially offset by decreases in corporate trust balances. Average total savings deposits were $20.8

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

billion (14.5 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking, including the $3.3 billion impact of the Charter One acquisition, corporate trust, and in Wholesale Banking and Commercial Real Estate balances. Average time deposits less than $100,000 were $1.0 billion (9.0 percent) lower due to maturities, while average time deposits greater than $100,000 decreased $2.5 billion (8.0 percent), primarily due to a decline in Wholesale Banking and Commercial Real Estate, corporate trust and Consumer and Small Business Banking balances. Time deposits greater than $100,000 are primarily managed as an alternative to other funding sources, such as wholesale borrowing, based largely on relative pricing.

Average total deposits increased $3.0 billion (1.1 percent) over the fourth quarter of 2014. Average noninterest-bearing deposits decreased $2.4 billion (3.2 percent) on a linked quarter basis, due to seasonally lower balances in corporate trust and Consumer and Small Business Banking, partially offset by higher balances in Wholesale Banking and Commercial Real Estate. Average total savings deposits increased $6.5 billion (4.1 percent), reflecting increases in Consumer and Small Business Banking, Wholesale Banking and Commercial Real Estate and institutional trust balances. Compared with the fourth quarter of 2014, average time deposits less than $100,000 decreased $356 million (3.3 percent) due to maturities. Average time deposits greater than $100,000 decreased $728 million (2.5 percent) on a linked quarter basis, principally due to declines in Wholesale Banking and Commercial Real Estate, corporate trust and Consumer and Small Business Banking balances.

AVERAGE DEPOSITS					Table 5
($ in millions)	1Q 2015	4Q 2014	1Q 2014	Percent Change 1Q15 vs 4Q14	Percent Change 1Q15 vs 1Q14

Noninterest-bearing deposits	$74,511	$76,958	$70,824	(3.2)	5.2
Interest-bearing savings deposits
Interest checking	54,658	54,199	51,305	.8	6.5
Money market savings	73,889	68,914	59,244	7.2	24.7
Savings accounts	36,033	34,955	33,200	3.1	8.5

Total of savings deposits	164,580	158,068	143,749	4.1	14.5
Time deposits less than $100,000	10,410	10,766	11,443	(3.3)	(9.0)
Time deposits greater than $100,000	28,959	29,687	31,463	(2.5)	(8.0)

Total interest-bearing deposits	203,949	198,521	186,655	2.7	9.3

Total deposits	$278,460	$275,479	$257,479	1.1	8.1

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

Noninterest Income

First quarter noninterest income was $2,154 million, which was $46 million (2.2 percent) higher than the first quarter of 2014 and $216 million (9.1 percent) lower than the fourth quarter of 2014. The year-over-year increase in noninterest income was due to increases in a majority of fee revenue categories and equity investment gains in other income, partially offset by small reductions in commercial products revenue and corporate payment products revenue. In particular, trust and investment management fees increased $18 million (5.9 percent) year-over-year, reflecting account growth and improved market conditions. Merchant processing service fees reflected a growth rate of 0.8 percent inclusive of the impact of foreign currency rate changes. Excluding the impact of foreign currency rate changes the growth would have been approximately 5.0 percent. The decrease in commercial products revenue of $5 million (2.4 percent) was primarily due to lower wholesale transaction activity, including standby letters of credit and syndication fees, and lower commercial leasing revenue, partially offset by increased bond underwriting fees.

Noninterest income was $216 million (9.1 percent) lower in the first quarter of 2015 than the fourth quarter of 2014, principally due to seasonally lower fee revenue and the fourth quarter 2014 Nuveen gain. Credit and debit card revenue decreased $31 million (11.4 percent) primarily due to seasonally lower sales volumes and fewer days. Merchant processing services was $25 million (6.5 percent) lower on a linked quarter basis due to seasonally lower product fees and fewer days. Deposit service charges decreased $19 million (10.6 percent) due to fewer days and seasonally lower volumes. Commercial products revenue decreased $19 million (8.7 percent) primarily due to lower wholesale transaction activity, including standby letters of credit and syndication fees, partially offset by increased bond underwriting fees. Partially offsetting these decreases was an increase in mortgage banking revenue, which increased $5 million (2.1 percent), due to higher origination and sales volume, partially offset by an unfavorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

NONINTEREST INCOME					Table 6
($ in millions)	1Q 2015	4Q 2014	1Q 2014	Percent Change 1Q15 vs 4Q14	Percent Change 1Q15 vs 1Q14

Credit and debit card revenue	$241	$272	$239	(11.4)	.8
Corporate payment products revenue	170	174	173	(2.3)	(1.7)
Merchant processing services	359	384	356	(6.5)	.8
ATM processing services	78	80	78	(2.5)	—
Trust and investment management fees	322	322	304	—	5.9
Deposit service charges	161	180	157	(10.6)	2.5
Treasury management fees	137	136	133	.7	3.0
Commercial products revenue	200	219	205	(8.7)	(2.4)
Mortgage banking revenue	240	235	236	2.1	1.7
Investment products fees	47	49	46	(4.1)	2.2
Securities gains (losses), net	—	1	5	nm	nm
Other	199	318	176	(37.4)	13.1

Total noninterest income	$2,154	$2,370	$2,108	(9.1)	2.2

Noninterest Expense

Noninterest expense in the first quarter of 2015 totaled $2,665 million, an increase of $121 million (4.8 percent) over the first quarter of 2014, and a $139 million (5.0 percent) decrease from the fourth quarter of 2014. The increase in total noninterest expense year-over-year was primarily the result of higher compensation, employee benefits and other expenses. The increase in compensation expense of $64 million (5.7 percent) reflected the impact of merit increases, acquisitions, and higher staffing for risk and compliance activities, and commissions related to mortgage production. The increase in employee benefits expense of $28 million (9.7 percent) was driven by higher pension costs. The increase in other expense of $48 million (12.4 percent) was primarily due to mortgage servicing-related expenses.

Noninterest expense decreased $139 million (5.0 percent) on a linked quarter basis, primarily driven by a decrease in other noninterest expense of $107 million (19.7 percent) due to seasonally lower costs related to investments in tax-advantaged projects and the impact of the fourth quarter 2014 legal accruals, partially offset by increased mortgage servicing-related expenses. Marketing and business development expense decreased $59 million (45.7 percent) due to the fourth quarter 2014 charitable contributions and lower advertising costs. Professional services expense was $55 million (41.7 percent) lower due to seasonally lower costs across a majority of the lines of business. Partially offsetting these decreases were higher employee benefits expense, which increased $72 million (29.4 percent) due to increased pension costs and

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

seasonally higher payroll taxes, and compensation expense, which increased $28 million (2.4 percent) reflecting the seasonal impact of stock based compensation grants and commissions related to mortgage production.

NONINTEREST EXPENSE					Table 7
($ in millions)	1Q 2015	4Q 2014	1Q 2014	Percent Change 1Q15 vs 4Q14	Percent Change 1Q15 vs 1Q14

Compensation	$1,179	$1,151	$1,115	2.4	5.7
Employee benefits	317	245	289	29.4	9.7
Net occupancy and equipment	247	248	249	(.4)	(.8)
Professional services	77	132	83	(41.7)	(7.2)
Marketing and business development	70	129	79	(45.7)	(11.4)
Technology and communications	214	219	211	(2.3)	1.4
Postage, printing and supplies	82	86	81	(4.7)	1.2
Other intangibles	43	51	49	(15.7)	(12.2)
Other	436	543	388	(19.7)	12.4

Total noninterest expense	$2,665	$2,804	$2,544	(5.0)	4.8

Provision for Income Taxes

The provision for income taxes for the first quarter of 2015 resulted in a tax rate on a taxable-equivalent basis of 27.0 percent (effective tax rate of 24.9 percent), compared with 28.1 percent (effective tax rate of 26.0 percent) in the first quarter of 2014, and 27.7 percent (effective tax rate of 25.8 percent) in the fourth quarter of 2014. The decrease was the result of resolution of certain tax matters.

Credit Quality

The allowance for credit losses was $4,351 million at March 31, 2015, compared with $4,375 million at December 31, 2014, and $4,497 million at March 31, 2014. Nonperforming assets decreased on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. Total net charge-offs in the first quarter of 2015 were $279 million, compared with $308 million in the fourth quarter of 2014, and $341 million in the first quarter of 2014. The $29 million (9.4 percent) decrease in net charge-offs on a linked quarter basis was due to improvement in the commercial, commercial real estate and other retail portfolios, while the $62 million (18.2 percent) decrease in net charge-offs on a year-over-year basis reflected improvements in residential mortgages, home equity and second mortgages, as well as in

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

construction and development. The Company recorded $264 million of provision for credit losses in the current quarter, which was $15 million less than net charge-offs.

The ratio of the allowance for credit losses to period-end loans was 1.77 percent at March 31, 2015, and at December 31, 2014, compared with 1.89 percent at March 31, 2014. The ratio of the allowance for credit losses to nonperforming loans was 322 percent at March 31, 2015, compared with 298 percent at December 31, 2014, and 278 percent at March 31, 2014.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

ALLOWANCE FOR CREDIT LOSSES									Table 8
($ in millions)	1Q		4Q		3Q		2Q		1Q
	2015	% (b)	2014	% (b)	2014	% (b)	2014	% (b)	2014	% (b)

Balance, beginning of period	$4,375		$4,414		$4,449		$4,497		$4,537
Net charge-offs
Commercial	40	.21	48	.26	52	.29	52	.30	34	.21
Lease financing	3	.23	(2)	(.15)	6	.46	3	.24	2	.16

Total commercial	43	.21	46	.23	58	.30	55	.29	36	.21
Commercial mortgages	(1)	(.01)	(3)	(.04)	1	.01	(6)	(.08)	(1)	(.01)
Construction and development	(17)	(.72)	(7)	(.30)	3	.13	2	.09	(2)	(.10)

Total commercial real estate	(18)	(.17)	(10)	(.10)	4	.04	(4)	(.04)	(3)	(.03)
Residential mortgages	35	.28	39	.30	42	.32	57	.44	57	.45
Credit card	163	3.71	160	3.53	158	3.53	170	3.92	170	3.96
Retail leasing	1	.07	1	.07	—	—	1	.07	—	—
Home equity and second mortgages	14	.36	17	.43	24	.61	23	.60	31	.82
Other	41	.60	52	.76	49	.72	45	.68	45	.69

Total other retail	56	.46	70	.57	73	.59	69	.58	76	.65

Total net charge-offs, excluding covered loans	279	.47	305	.51	335	.56	347	.60	336	.60
Covered loans	—	—	3	.17	1	.05	2	.10	5	.24

Total net charge-offs	279	.46	308	.50	336	.55	349	.58	341	.59
Provision for credit losses	264		288		311		324		306
Other changes (a)	(9)		(19)		(10)		(23)		(5)

Balance, end of period	$4,351		$4,375		$4,414		$4,449		$4,497

Components
Allowance for loan losses	$4,023		$4,039		$4,065		$4,132		$4,189
Liability for unfunded credit commitments	328		336		349		317		308

Total allowance for credit losses	$4,351		$4,375		$4,414		$4,449		$4,497

Gross charge-offs	$383		$415		$410		$432		$422
Gross recoveries	$104		$107		$74		$83		$81
Allowance for credit losses as a percentage of Period-end loans, excluding covered loans	1.79		1.78		1.81		1.83		1.90
Nonperforming loans, excluding covered loans	321		297		291		294		293
Nonperforming assets, excluding covered assets	261		245		245		246		243
Period-end loans	1.77		1.77		1.80		1.82		1.89
Nonperforming loans	322		298		282		279		278
Nonperforming assets	257		242		230		229		225

(a)    Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

Nonperforming assets at March 31, 2015, totaled $1,696 million, compared with $1,808 million at December 31, 2014, and $1,999 million at March 31, 2014. The ratio of nonperforming assets to loans and other real estate was 0.69 percent at March 31, 2015, compared with 0.73 percent at December 31, 2014, and 0.84 percent at March 31, 2014. Total commercial nonperforming loans were $25 million (22.3 percent) lower on a linked quarter basis and $101 million (53.7 percent) lower year-over-year. Total commercial real estate nonperforming loans decreased by $42 million (16.2 percent) on a linked quarter basis and were $52 million (19.3 percent) lower year-over-year. Residential mortgage nonperforming loans decreased $39 million (4.5 percent) on a linked quarter basis but increased $48 million (6.2 percent) year-over-year. Credit card nonperforming loans were $8 million (26.7 percent) lower on a linked quarter basis and $43 million (66.2 percent) lower year-over-year. Other retail nonperforming loans were relatively flat on a linked quarter basis and year-over-year.

Accruing loans 90 days or more past due were $880 million ($521 million excluding covered loans) at March 31, 2015, compared with $945 million ($550 million excluding covered loans) at December 31, 2014, and $1,167 million ($695 million excluding covered loans) at March 31, 2014.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9
(Percent)
	Mar 31 2015	Dec 31 2014	Sep 30 2014	Jun 30 2014	Mar 31 2014

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.05	.05	.05	.06	.06
Commercial real estate	.07	.05	.03	.06	.06
Residential mortgages	.33	.40	.41	.49	.64
Credit card	1.19	1.13	1.10	1.06	1.21
Other retail	.15	.15	.16	.15	.18
Total loans, excluding covered loans	.22	.23	.22	.25	.30
Covered loans	7.01	7.48	6.10	6.14	5.83
Total loans	.36	.38	.39	.43	.49

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.16	.19	.27	.30	.32
Commercial real estate	.58	.65	.62	.62	.73
Residential mortgages	1.95	2.07	2.02	2.06	2.14
Credit card	1.32	1.30	1.32	1.35	1.59
Other retail	.55	.53	.53	.54	.58
Total loans, excluding covered loans	.77	.83	.84	.87	.95
Covered loans	7.25	7.74	7.34	7.73	7.46
Total loans	.91	.97	1.03	1.08	1.17

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

ASSET QUALITY					Table 10
($ in millions)
	Mar 31 2015	Dec 31 2014	Sep 30 2014	Jun 30 2014	Mar 31 2014

Nonperforming loans
Commercial	$74	$99	$161	$174	$174
Lease financing	13	13	12	16	14

Total commercial	87	112	173	190	188

Commercial mortgages	142	175	147	121	156
Construction and development	75	84	94	105	113

Total commercial real estate	217	259	241	226	269

Residential mortgages	825	864	841	818	777
Credit card	22	30	40	52	65
Other retail	187	187	184	191	188

Total nonperforming loans, excluding covered loans	1,338	1,452	1,479	1,477	1,487

Covered loans	12	14	88	119	132

Total nonperforming loans	1,350	1,466	1,567	1,596	1,619

Other real estate (a)	293	288	275	279	296
Covered other real estate (a)	37	37	72	58	73
Other nonperforming assets	16	17	9	10	11

Total nonperforming assets (b)	$1,696	$1,808	$1,923	$1,943	$1,999

Total nonperforming assets, excluding covered assets	$1,647	$1,757	$1,763	$1,766	$1,794

Accruing loans 90 days or more past due, excluding covered loans	$521	$550	$532	$581	$695

Accruing loans 90 days or more past due	$880	$945	$962	$1,038	$1,167

Performing restructured loans, excluding GNMA and covered loans	$2,684	$2,832	$2,818	$2,911	$3,006

Performing restructured GNMA and covered loans	$2,186	$2,273	$2,685	$3,072	$3,003

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.68	.72	.74	.75	.78

Nonperforming assets to loans plus ORE (%)	.69	.73	.78	.80	.84

(a) Includes equity investments in entities whose principal assets are other real estate owned.
(b) Does not include accruing loans 90 days or more past due.

Capital Management

Total U.S. Bancorp shareholders’ equity was $44.3 billion at March 31, 2015, compared with $43.5 billion at December 31, 2014, and $42.1 billion at March 31, 2014. During the first quarter, the Company returned 70 percent of first quarter earnings to shareholders, including $438 million in common stock dividends and $518 million of repurchased common stock.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

COMMON SHARES					Table 11
(Millions)	1Q 2015	4Q 2014	3Q 2014	2Q 2014	1Q 2014

Beginning shares outstanding	1,786	1,795	1,809	1,821	1,825
Shares issued for stock incentive plans, acquisitions and other corporate purposes	6	2	2	3	8
Shares repurchased	(12)	(11)	(16)	(15)	(12)

Ending shares outstanding	1,780	1,786	1,795	1,809	1,821

Under the Basel III transitional standardized approach, the common equity tier 1 capital ratio was 9.6 percent at March 31, 2015, compared with 9.7 percent at December 31, 2014, and at March 31, 2014. The tier 1 capital ratio was 11.1 percent at March 31, 2015, compared with 11.3 percent at December 31, 2014, and 11.4 percent at March 31, 2014. Under the Basel III transitional advanced approaches, the common equity tier 1 capital to risk-weighted assets ratio was 12.3 percent at March 31, 2015, compared with 12.4 percent at December 31, 2014. All regulatory ratios continue to be in excess of “well-capitalized” requirements. In addition, the common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III standardized approach as if fully implemented was 9.2 percent at March 31, 2015, compared with 9.0 percent at December 30, 2014, and at March 31, 2014, and the common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III advanced approaches as if fully implemented was 11.8 percent at March 31, 2015, and at December 31, 2014. The tangible common equity to tangible assets ratio was 7.6 percent at March 31, 2015, compared with 7.5 percent at December 31, 2014, and 7.8 percent at March 31, 2014.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

CAPITAL POSITION					Table 12
($ in millions)	Mar 31 2015	Dec 31 2014	Sep 30 2014	Jun 30 2014	Mar 31 2014

Total U.S. Bancorp shareholders’ equity	$44,277	$43,479	$43,141	$42,700	$42,054

Standardized Approach

Basel III transitional standardized approach
Common equity tier 1 capital	$31,308	$30,856	$30,213	$29,760	$29,463
Tier 1 capital	36,382	36,020	35,377	34,924	34,627
Total risk-based capital	43,558	43,208	42,509	41,034	40,741

Common equity tier 1 capital ratio	9.6%	9.7%	9.7%	9.6%	9.7%
Tier 1 capital ratio	11.1	11.3	11.3	11.3	11.4
Total risk-based capital ratio	13.3	13.6	13.6	13.2	13.5
Leverage ratio	9.3	9.3	9.4	9.6	9.7

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach	9.2	9.0	9.0	8.9	9.0

Advanced Approaches

Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.3	12.4	12.4	12.3

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches	11.8	11.8	11.8	11.7

Tangible common equity to tangible assets	7.6	7.5	7.6	7.5	7.8
Tangible common equity to risk-weighted assets	9.3	9.3	9.3	9.2	9.3

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the next four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches. In the second quarter of 2014, the Company exited its parallel run qualification period, resulting in its capital adequacy now being evaluated against the Basel III methodology that is most restrictive.

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2015, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $219 million of the Company’s net income in the first quarter of 2015, compared with $275 million in the first quarter of 2014 and $281 million in the fourth quarter of 2014. Wholesale Banking and Commercial Real Estate’s net income decreased $56 million (20.4 percent) from the same quarter of 2014 due to a higher provision for credit losses and an increase in total noninterest expense, partially offset by an increase in total net revenue. Total net revenue increased by $6 million (0.8 percent), due to a 6.0 percent increase in net interest income, partially offset by a 9.4 percent decrease in total noninterest income. Net interest income increased by $29 million (6.0 percent) year-over-year, primarily due to an increase in average total loans and deposits, partially offset by lower rates and fees on loans. Total noninterest income decreased by $23 million (9.4 percent), driven by lower wholesale transaction activity and loan-related fees, along with lower commercial leasing revenue, partially offset by increased bond underwriting fees. Total noninterest expense was $18 million (5.8 percent) higher compared with a year ago, due to an increase in variable compensation expense and the FDIC insurance assessment allocation, based on the level of commitments. The provision for credit losses was $77 million higher year-over-year due to an unfavorable change in the reserve allocation reflecting the recent decline in energy prices and higher net charge-offs.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the first quarter of 2015 was $62 million (22.1 percent) lower than the fourth quarter of 2014, due to a decrease in total net revenue, an increase in total noninterest expense, and an increase in the provision for credit losses. Total net revenue decreased by $38 million (4.9 percent) compared with the prior quarter. Net interest income decreased by $21 million (3.9 percent) on a linked quarter basis, primarily due to lower rates and fees on loans and fewer days in the quarter, partially offset by higher average loans. Total noninterest income decreased by $17 million (7.1 percent) due to lower wholesale transaction activity and loan-related fees, partially offset by increased bond underwriting fees. Total noninterest expense increased by $18 million (5.8 percent) due to

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

higher compensation and employee benefits expense related to higher pension costs and seasonally higher payroll taxes, and higher net shared services expense. The provision for credit losses increased by $42 million due to an unfavorable change in the reserve allocation reflecting the recent decline in energy prices and an increase in net charge-offs.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, workplace banking, student banking and 24-hour banking (collectively, the retail banking division), as well as mortgage banking. Consumer and Small Business Banking contributed $302 million of the Company’s net income in the first quarter of 2015, a $14 million (4.9 percent) increase from the first quarter of 2014 and an $8 million (2.6 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported an 18.5 percent increase in its contribution from the same quarter of last year, principally due to lower provision for credit losses, partially offset by an increase in total noninterest expense and lower total net revenue. Retail banking’s total net revenue was 4.3 percent lower than the first quarter of 2014. Net interest income decreased 5.8 percent, primarily as a result of lower fees due to the wind down of the CAA product and lower rates on loans, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division decreased 0.5 percent from a year ago, principally due to lower retail leasing revenue, partially offset by an increase in deposit service charges. Total noninterest expense for the retail banking division in the first quarter of 2015 increased 3.7 percent over the same quarter of the prior year, primarily due to higher compensation and employee benefits expense, partially offset by lower marketing expenses and lower FDIC insurance assessments. The provision for credit losses for the retail banking division decreased $140 million on a year-over-year basis due to a favorable change in the reserve allocation and lower net charge-offs. The contribution of the mortgage banking division was 14.2 percent lower than the first quarter of 2014, reflecting an increase in total noninterest expense and an increase the provision for credit losses, partially offset by an increase in total net revenue. The division’s 5.6 percent increase in total net revenue was due to a 9.7 percent increase in net interest income, primarily the result of higher average loans held for sale, as well as a 3.0 percent increase in total noninterest income, principally due to higher origination and sales volume, partially offset by an unfavorable change in the valuation of MSRs, net of hedging activities. Total noninterest expense was 14.0 percent higher compared with the prior year due to higher mortgage servicing-related expenses and increased compensation expense, partially offset by lower

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

professional services expense. The $19 million increase in the provision for credit losses for the mortgage banking division was due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

Consumer and Small Business Banking’s contribution in the first quarter of 2015 was $8 million (2.6 percent) lower than the fourth quarter of 2014, primarily due to a decrease in total net revenue and an increase in total noninterest expense, partially offset by a decrease in the provision for credit losses. Within Consumer and Small Business Banking, the retail banking division’s contribution increased 5.3 percent, mainly due to a decrease in the provision for credit losses and a decrease in total noninterest expense, partially offset by a decrease in total net revenue. Total net revenue for the retail banking division decreased 2.8 percent compared with the previous quarter. Net interest income was 2.3 percent lower compared with the prior quarter primarily due to fewer days in the quarter, partially offset by higher average deposit balances. Total noninterest income was 4.0 percent lower on a linked quarter basis, driven by seasonally lower deposit service charges. The provision for credit losses decreased 88.3 percent on a linked quarter basis due to a favorable change in the reserve allocation and lower net charge-offs. The contribution of the mortgage banking division decreased 14.9 percent from the fourth quarter of 2014 primarily due to higher total noninterest expense and provision for credit losses. Total net revenue increased 0.5 percent due to a 1.7 percent increase in total noninterest income, the result of higher origination and sales revenue, partially offset by an unfavorable change in the valuation of MSRs, net of hedging activities. The increase in total net revenue was partially offset by a 1.3 percent decrease in net interest income primarily due to two fewer days in the quarter and lower loan rates and average loan balances. Total noninterest expense increased 13.4 percent, primarily reflecting higher mortgage servicing-related expenses, along with higher compensation and employee benefits expense related to higher pension costs and seasonally higher payroll taxes, partially offset by lower professional services expense. The provision for credit losses for the mortgage banking division increased $4 million on a linked quarter basis primarily due to an unfavorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $59 million of the Company’s net income in the first quarter of 2015, compared with $52 million in the first quarter of 2014 and $65 million in the fourth quarter of 2014. The business line’s contribution was $7 million (13.5 percent)

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

higher than the same quarter of 2014, principally due to an increase in total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased by $29 million (6.9 percent) year-over-year, driven by a $17 million (5.0 percent) increase in total noninterest income, reflecting the impact of account growth and improved market conditions, and an increase in net interest income of $12 million (15.0 percent), principally due to higher average loan and deposit balances and an increase in the margin benefit from corporate trust deposits. Total noninterest expense increased by $15 million (4.4 percent) primarily as a result of higher net shared services and compensation and employee benefits expense due to merit and increased pension costs. The provision for credit losses increased $2 million (50.0 percent) compared with the prior year quarter due to higher net charge-offs.

The business line’s contribution in the first quarter of 2015 was $6 million (9.2 percent) lower than the prior quarter. Total net revenue decreased 1.1 percent on a linked quarter basis, primarily reflecting a decrease in net interest income of $4 million (4.2 percent), principally due to lower average deposit balances and fewer days in the quarter, partially offset by the impact of higher rates on the margin benefit from corporate trust deposits. Total noninterest expense was $7 million (2.0 percent) higher than the prior quarter primarily due to higher compensation and employee benefits expense, driven by increased pension costs and the seasonal impact of stock based compensation grants and payroll taxes, partially offset by lower professional services expense. The provision for credit losses decreased $3 million on a linked quarter basis due to a favorable change in the reserve allocation and lower net charge-offs.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $262 million of the Company’s net income in the first quarter of 2015, compared with $238 million in the first quarter of 2014 and $300 million in the fourth quarter of 2014. The $24 million (10.1 percent) increase in the business line’s contribution over the prior year was due to an increase in total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased by $53 million (4.5 percent) year-over-year. Net interest income increased by $51 million (12.3 percent), primarily due to higher average loan balances and fees and improved loan rates. Total noninterest income was $2 million (0.3 percent) higher year-over-year, due to higher merchant processing services revenue driven by increased product fees and transaction volumes, partially offset by the impact of foreign currency rate changes. Total noninterest expense increased by $20 million (3.3 percent) over the first quarter of 2014, primarily due to higher net shared services expense and compensation and employee benefits expense related to higher pension costs, partially offset by reductions in professional services, marketing, and

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

other intangibles expense. The provision for credit losses decreased by $4 million (2.0 percent) due to lower net charge-offs, partially offset by an unfavorable change in the reserve allocation.

Payment Services’ contribution in the first quarter of 2015 decreased $38 million (12.7 percent) from the fourth quarter of 2014. Total net revenue decreased $70 million (5.3 percent) on a linked quarter basis driven by lower total noninterest income. Net interest income decreased by $4 million (0.9 percent) from the fourth quarter due to fewer days in the quarter and lower average loan balances, partially offset by higher loan rates. Total noninterest income decreased by $66 million (7.8 percent), primarily due to a decrease in credit and debit card revenue due to seasonally lower transaction volumes and fewer processing days, and lower merchant processing revenue due to seasonally lower transaction volumes, fewer processing days and the impact of foreign currency rate changes. Total noninterest expense was $15 million (2.4 percent) lower on a linked quarter basis primarily due to lower professional services and intangibles expenses. The provision for credit losses was $4 million (2.1 percent) higher on a linked quarter basis due to higher net charge-offs, partially offset by a favorable change in the reserve allocation.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, income taxes not allocated to business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $589 million in the first quarter of 2015, compared with $544 million in the first quarter of 2014 and $532 million in the fourth quarter of 2014. The increase in net income of $45 million (8.3 percent) over the prior year was driven by an increase in total net revenue, primarily due to an increase in total noninterest income, partially offset by a decrease in net interest income and an increase in total noninterest expense. Net interest income decreased by $5 million (0.8 percent) from the first quarter of 2014, principally due to growth in the investment portfolio at lower average rates, along with lower income from the run-off of acquired assets. Total noninterest income increased by $45 million (34.1 percent) over the first quarter of last year, mainly due to gains on the sales of equity investments and higher commercial products revenue. Total noninterest expense increased by $6 million (3.6 percent), principally due to an increase in compensation and employee benefits expense resulting from higher pension costs, and increased mortgage servicing-related expenses, partially offset by lower costs for investments in tax-advantaged projects. The provision for credit losses was $4 million (66.7 percent) higher year-over-year due to an unfavorable change in the reserve allocation, partially offset by a decrease in net charge-offs.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

Net income in the first quarter of 2015 was $57 million (10.7 percent) higher on a linked quarter basis, as decreases in total noninterest expense and the provision for credit losses were partially offset by a decrease in total net revenue. Total net revenue was $115 million (12.4 percent) lower than the prior quarter primarily due to the fourth quarter 2014 Nuveen gain. The $175 million (50.1 percent) decrease in total noninterest expense was principally due to fourth quarter 2014 notable items, which included charitable contributions and legal accruals, and lower costs related to investments in tax-advantaged projects, partially offset by increased pension costs and seasonally higher payroll taxes and compensation expense reflecting the seasonal impact of stock based compensation grants. The provision for credit losses was $18 million lower compared with the fourth quarter of 2014 due to a decrease in net charge-offs, partially offset by an unfavorable change in the reserve allocation.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)						Table 13
($ in millions)
	Net Income Attributable to U.S. Bancorp			Percent Change		1Q 2015

Business Line	1Q 2015	4Q 2014	1Q 2014	1Q15 vs 4Q14	1Q15 vs 1Q14	Earnings Composition
Wholesale Banking and Commercial Real Estate	$219	$281	$275	(22.1)	(20.4)	15%
Consumer and Small Business Banking	302	310	288	(2.6)	4.9	21
Wealth Management and Securities Services	59	65	52	(9.2)	13.5	4
Payment Services	262	300	238	(12.7)	10.1	19
Treasury and Corporate Support	589	532	544	10.7	8.3	41

Consolidated Company	$1,431	$1,488	$1,397	(3.8)	2.4	100%

(a) preliminary data

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-4328.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

On Wednesday, April 15, 2015, at 8:30 a.m. CDT, Richard K. Davis, chairman, president and chief executive officer, and Kathy Rogers, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available online and by telephone. The presentation used during the call will be available at www.usbank.com. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 87116125. For those unable to participate during the live call, a recording of the call will be available beginning approximately two hours after the conference call ends on Wednesday, April 15 and will be accessible through Wednesday, April 22 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 87116125.

Minneapolis-based U.S. Bancorp (“USB”), with $410 billion in assets as of March 31, 2015, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,172 banking offices in 25 states and 5,016 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports First Quarter 2015 Results

April 15, 2015

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

—	Tangible common equity to tangible assets,
—	Tangible common equity to risk-weighted assets,
—	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and
—	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

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U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,

(Unaudited)	2015	2014

Interest Income
Loans	$2,493	$2,522
Loans held for sale	41	27
Investment securities	495	441
Other interest income	32	32

Total interest income	3,061	3,022
Interest Expense
Deposits	118	119
Short-term borrowings	61	69
Long-term debt	184	184

Total interest expense	363	372

Net interest income	2,698	2,650
Provision for credit losses	264	306

Net interest income after provision for credit losses	2,434	2,344
Noninterest Income
Credit and debit card revenue	241	239
Corporate payment products revenue	170	173
Merchant processing services	359	356
ATM processing services	78	78
Trust and investment management fees	322	304
Deposit service charges	161	157
Treasury management fees	137	133
Commercial products revenue	200	205
Mortgage banking revenue	240	236
Investment products fees	47	46
Securities gains (losses), net	—	5
Other	199	176

Total noninterest income	2,154	2,108
Noninterest Expense
Compensation	1,179	1,115
Employee benefits	317	289
Net occupancy and equipment	247	249
Professional services	77	83
Marketing and business development	70	79
Technology and communications	214	211
Postage, printing and supplies	82	81
Other intangibles	43	49
Other	436	388

Total noninterest expense	2,665	2,544

Income before income taxes	1,923	1,908
Applicable income taxes	479	496

Net income	1,444	1,412
Net (income) loss attributable to noncontrolling interests	(13)	(15)

Net income attributable to U.S. Bancorp	$1,431	$1,397

Net income applicable to U.S. Bancorp common shareholders	$1,365	$1,331

Earnings per common share	$.77	$.73
Diluted earnings per common share	$.76	$.73
Dividends declared per common share	$.245	$.230
Average common shares outstanding	1,781	1,818
Average diluted common shares outstanding	1,789	1,828

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	March 31, 2015	December 31, 2014	March 31, 2014

Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$14,072	$10,654	$7,408
Investment securities
Held-to-maturity	45,597	44,974	40,712
Available-for-sale	56,826	56,069	44,761
Loans held for sale	8,012	4,792	1,843
Loans
Commercial	82,732	80,377	73,701
Commercial real estate	42,409	42,795	40,131
Residential mortgages	51,089	51,619	51,708
Credit card	17,504	18,515	17,129
Other retail	46,449	49,264	47,607

Total loans, excluding covered loans	240,183	242,570	230,276
Covered loans	5,118	5,281	8,099

Total loans	245,301	247,851	238,375
Less allowance for loan losses	(4,023)	(4,039)	(4,189)

Net loans	241,278	243,812	234,186
Premises and equipment	2,575	2,618	2,589
Goodwill	9,363	9,389	9,204
Other intangible assets	3,033	3,162	3,422
Other assets	29,477	27,059	27,164

Total assets	$410,233	$402,529	$371,289

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$79,220	$77,323	$73,363
Interest-bearing	179,853	177,452	157,918
Time deposits greater than $100,000	27,528	27,958	29,331

Total deposits	286,601	282,733	260,612
Short-term borrowings	28,226	29,893	30,781
Long-term debt	35,104	32,260	23,774
Other liabilities	15,337	13,475	13,379

Total liabilities	365,268	358,361	328,546
Shareholders’ equity
Preferred stock	4,756	4,756	4,756
Common stock	21	21	21
Capital surplus	8,315	8,313	8,236
Retained earnings	43,463	42,530	39,584
Less treasury stock	(11,564)	(11,245)	(9,693)
Accumulated other comprehensive income (loss)	(714)	(896)	(850)

Total U.S. Bancorp shareholders’ equity	44,277	43,479	42,054
Noncontrolling interests	688	689	689

Total equity	44,965	44,168	42,743

Total liabilities and equity	$410,233	$402,529	$371,289

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Total equity	$44,965	$44,168	$43,829	$43,386	$42,743
Preferred stock	(4,756)	(4,756)	(4,756)	(4,756)	(4,756)
Noncontrolling interests	(688)	(689)	(688)	(686)	(689)
Goodwill (net of deferred tax liability) (1)	(8,360)	(8,403)	(8,503)	(8,548)	(8,352)
Intangible assets, other than mortgage servicing rights	(783)	(824)	(877)	(925)	(804)

Tangible common equity (a)	30,378	29,496	29,005	28,471	28,142

Tangible common equity (as calculated above)	30,378	29,496	29,005	28,471	28,142
Adjustments (2)	158	172	187	224	239

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	30,536	29,668	29,192	28,695	28,381

Total assets	410,233	402,529	391,284	389,065	371,289
Goodwill (net of deferred tax liability) (1)	(8,360)	(8,403)	(8,503)	(8,548)	(8,352)
Intangible assets, other than mortgage servicing rights	(783)	(824)	(877)	(925)	(804)

Tangible assets (c)	401,090	393,302	381,904	379,592	362,133

Risk-weighted assets, determined in accordance with prescribed regulatory requirements (d)	327,709 *	317,398	311,914	309,929	302,841
Adjustments (3)	3,153 *	11,110	12,837	12,753	13,238

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	330,862 *	328,508	324,751	322,682	316,079

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	254,892 *	248,596	243,909	241,929
Adjustments (4)	3,321 *	3,270	3,443	3,383

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	258,213 *	251,866	247,352	245,312

Ratios *
Tangible common equity to tangible assets (a)/(c)	7.6%	7.5%	7.6%	7.5%	7.8%
Tangible common equity to risk-weighted assets (a)/(d)	9.3	9.3	9.3	9.2	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(e)	9.2	9.0	9.0	8.9	9.0
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(f)	11.8	11.8	11.8	11.7

      *  Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

    (1) Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.

    (2) Includes net losses on cash flow hedges included in accumulated other comprehensive income and other adjustments.

    (3) Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.

    (4) Primarily reflects higher risk-weighting for mortgage servicing rights.